Exhibit 99.1

Valassis Prices Offering of $260 Million Senior Notes Due 2021

Livonia, Mich., January 13, 2011: Valassis Communications, Inc. (the “Company”) (NYSE: VCI), announced today that it has priced its private offering (the “Offering”) of $260 million aggregate principal amount of 6 5/8% senior notes due 2021 (the “Notes”). The Notes will be issued at a price of 100% of their principal amount. It is expected that the Notes will be guaranteed by substantially all of the Company’s existing and future domestic restricted subsidiaries on a senior unsecured basis. The Offering is expected to close on or about January 28, 2011.

The Company intends to use the net proceeds from the Offering to finance its announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $242,224,000 aggregate principal amount of 8 1/4% Senior Notes due 2015 (the “2015 Notes”) and solicitation of consents to certain proposed amendments to the Indenture, dated March 2, 2007, as supplemented, governing the Notes (the “Consent Solicitation”). The Company also intends to use the net proceeds from the Offering to finance the redemption of any and all of the 2015 Notes that remain outstanding following the consummation of the Tender Offer.

The Notes and related subsidiary guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related subsidiary guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the 2015 Notes or any other securities. The Tender Offer and Consent Solicitation is being made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated January 13, 2011, and the related Letter of Transmittal and Consent.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com